The Board of Directors
General American Life Insurance Company

                                       Re: Joint and Survival Variable
                                           Universal Life 98

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Registration Statement and Prospectus for General American Separate Account Eleven.




                                        KPMG LLP

St. Louis, Missouri
April 22, 1999